EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES THIRD QUARTER 2012 RESULTS

COLDWATER, MICHIGAN, February 6, 2013 - Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today announced a profit of $747,000 for the quarter ended December 31, 2012 compared to a loss of $863,000 for the same period in 2011. Basic and diluted earnings per share for the quarter ended December 31, 2012 were $.38 compared to basic and diluted losses per share of ($.44) for the same period in 2011. Monarch Community Bank recorded a loss for the year ended December 31, 2012 of ($741,000) compared to a net loss of ($743,000) for the same period a year ago. Basic and diluted losses per share for the year ended December 31, 2012 were ($.37). Basic and diluted losses per share for the year ended December 31, 2012 were also ($.37).

Highlights of the quarter include the following:

•	A reverse provision in Allowance for Loan and Lease loss of $1.1 million due to a recovery on a large credit which was sold during the 4th quarter of 2012.

•	A 32% decline in Nonperforming assets from $13.2 million at December 31, 2011 to $9.0 million at December 31, 2012.

•	An increase in gain on sale of loans of $425,000, from $305,000 for the 4th quarter of 2011 to $730,000 for the 4th quarter of 2012.

•	An increase in salaries and employee benefits of 30.74%.

•	Improvement in capital ratios.

“We are pleased with the significant, continued improvements in the loan portfolio, as evidenced by the steady decline in Nonperforming assets,” stated Richard J. DeVries, President and CEO of Monarch Community Bank and Monarch Community Bancorp, Inc. “Based on a current analysis of the portfolio, we anticipate that this trend will continue into 2013. In addition, our external loan review, conducted by F & M Credit Services, Inc. in the fourth quarter of 2012 resulted in no downgrades of credits, and no recommendations for additional charge-offs or loan loss provisions. Likewise, the recovery of $1.1 million from the sale of a loan note to an investor reflects the conservative approach we have taken in writing down the value of assets at the time of problem identification. We are hopeful that this strategy will yield further recoveries in 2013. With these improvements in our portfolio, combined with the opening of the ninth residential loan production office, located in Adrian, Michigan, we are well positioned for the inception of our capital raise, which is anticipated to begin in the first quarter of 2013.”

Total interest income decreased from $2.4 million in the fourth quarter of 2011 to $2.0 million in the fourth quarter of 2012. This $369,000 decrease is largely due to the decrease in earning assets from period to period. Total interest expense declined $336,000 from $750,000 in the fourth quarter of 2011 to $414,000 in the fourth quarter of 2012. This was due to the overall cost of funds decreasing by 55 basis points and a decrease in higher cost Federal Home Loan Bank advances. The combined effect of these changes resulted in 4th quarter 2012 net interest income decreasing $33,000 when compared to the same period in 2011.

The net interest margin for the fourth quarter of 2012 increased 33 basis points to 3.56% compared to 3.23% for the same period in 2011. The net interest margin for 2012 increased 36 basis points to 3.40% compared to 3.04% for the same period in 2011. The improvement in the margin continues to be largely due to the decline in cost of funds as management continues to monitor cost of funds.

Net interest income after the provision for loan losses increased $1.5 million, for the three months ended December 31, 2012 compared to the same period in 2011. For the three months ended December 31, 2012, the Bank recorded a recovery of provision for loan losses of $1.1 million compared to a provision of $429,000 recorded in the fourth quarter of 2011. The recovery was due to the sale of a large commercial credit. Non-performing assets totaled $9.0 million at the end of the fourth quarter of 2012, a decrease of $4.2 million from December 31, 2011. The Company recorded a net recovery of $570,000 for the quarter ended December 31, 2012 compared to a net charge off of $931,000 for the same period in 2011. Year ended December 31, 2012 net charge offs totaled $579,000 compared to $2.9 million for the year ended December 31, 2011.

Non-interest income for the quarter ended December 31, 2012 increased $301,000, or 30.56%, from $985,000 to $1.3 million compared to the same period a year ago. This increase is largely attributable to an increase in the gain on sale of loans which is a result of the additional loan origination offices and the low rate environment. Non-interest income for the year ended December 31, 2012 increased $350,000, or 8.8%, compared to the year ended December 31, 2011.

Non-interest expense increased $324,000, or 11.4% for the quarter ended December 31, 2012 compared to the same period a year ago. The increase is primarily due to an increase in salaries and employee benefits due to the staffing of the new loan origination offices. Non-interest expense increased $1.9 million, or 18.5%, for the year ended December 31, 2012 compared to the year ended December 31, 2011.

Total assets were $190.3 million at December 31, 2012 compared to $208.1 million at December 31, 2011. Total loans decreased $20.5 million (13.8%), to $128.0 million at December 31, 2012 from $148.5 million at December 31, 2011. Deposits decreased $4.7 million, or (2.7%), to $169.5 million during the fourth quarter from $174.2 million at of the end of 2011.

Stockholders’ equity decreased by $675,000 at December 31, 2012 compared to December 31, 2011. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for December 31, 2012 were as follows, tier 1 leverage ratio: 5.95% and total risk based ratio: 10.49%. In May of 2010, the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank is pursuing all opportunities to raise capital and was considered well capitalized according to the FDIC definition as of December 31, 2012.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties and eight loan production offices in Kalamazoo, Calhoun, Berrien, Ingham, Lenawee, Kent, Livingston and Jackson counties and one in Steuben county, Indiana.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited)

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$28,744	$24,111
Securities	15,398	17,887
Loans	130,045	149,148
Other assets	16,136	16,960

Total assets	$190,323	$208,106

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$169,460	$174,185
Borrowings	7,059	20,175
Other liabilities	3,337	2,604

Total liabilities	179,856	196,964

Stockholders’ equity	10,467	11,142

Total liabilities and stockholders’ equity	$190,323	$208,106

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Year Ended December 31,
	2012	2011
Interest Income	8,635	10,486
Interest Expense	2,106	3,638

Net Interest Income	6,529	6,848
Provision for Loan Losses	(1,042)	733

Net Interest Income After Provision for Loan Losses	7,571	6,115
Noninterest Income	4,320	3,970
Noninterest Expense	12,244	10,337
Income - Before income taxes	(353)	(252)
Income Taxes	—	101

Net Income	$(353)	$(353)

Dividends and amortization of discount on preferred stock	$388	$390
Net Income (loss) available to common stock	$(741)	$(743)

Earnings Per Share
Basic	$(0.37)	$(0.37)

Diluted	$(0.37)	$(0.37)